Exhibit 10.15
Execution Version
Portions of this exhibit, indicated by [***], have been omitted in accordance with Item 601(b)(10)(iv) of Regulation S-K. The omitted information is (i) not material and (ii) treated by the Registrant as private or confidential.
Portions of this exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K.
The Registrant undertakes to furnish a copy of all omitted information, schedules, and exhibits to the U.S. Securities and Exchange Commission upon its request.
CEREBRAS SYSTEMS INC.
SERIES F-1 PREFERRED STOCK PURCHASE AGREEMENT
This Series F-1 Preferred Stock Purchase Agreement (this “Agreement”) is made as of May 30, 2024 by and among Cerebras Systems Inc., a Delaware corporation (the “Company”), and the investors listed on Exhibit A attached to this Agreement (each a “Purchaser” and together the “Purchasers”).
The parties hereby agree as follows:
1.    PURCHASE AND SALE OF PREFERRED STOCK.
1.1    Sale and Issuance of Series F-1 Preferred Stock.
1.1.1    The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the Initial Closing (as defined below) the Amended and Restated Certificate of Incorporation in substantially the form of Exhibit B attached to this Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Restated Certificate”).
1.1.2    Subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase at the Initial Closing and the Company agrees to sell and issue to each Purchaser at the Initial Closing that number of shares of Series F-1 Preferred Stock, $0.00001 par value per share, set forth opposite each Purchaser’s name on Exhibit A (the “Shares”), at a purchase price of $14.66 per share.
1.2    Closing; Delivery.
1.2.1    The initial purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures on the date on which all of the conditions set forth in Sections 4, 5, 6, hereof have been satisfied or waived (other than those conditions which by their terms can only be satisfied on the date of the Initial Closing, but subject to the satisfaction or waiver of such conditions), or at such other time and place as the Company and the Purchasers (who are reasonably acceptable to EPTH) representing a majority of the Shares to be sold mutually agree upon, orally or in writing (which time and place are designated as the “Initial Closing”).

1.2.2    Promptly following the Initial Closing, the Company shall deliver to each Purchaser a certificate representing the Shares being purchased by such Purchaser at the Initial Closing against payment of the purchase price therefor by check payable to the Company, by wire transfer to a bank account designated by the Company, by cancellation or conversion of indebtedness of the Company to Purchaser or by any combination of such methods.
1.3    Sale of Additional Shares of Preferred Stock.
1.3.1    At any time and from time to time after the Initial Closing (each, an “Additional Closing”), the Company may sell, on the same terms and conditions as those contained in this Agreement, up to 27,285,129 shares of Series F-1 Preferred Stock less any shares of Series F-1 Preferred Stock sold in the Initial Closing and any Additional Closings (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares) (the “Additional Shares”), to one or more purchasers reasonably acceptable to EPTH (the “Additional Purchasers”), provided that (a) at least 25,920,873 shares of Series F-1 Preferred Stock shall be reserved by the Company until the earlier of (i) the consummation of the Committed Purchaser Additional Closing (as defined below) or (ii) the termination of the Committed Purchaser Obligation (as defined below and as further set forth in Section 6.3 below), (b) each such subsequent sale is consummated prior to the Outside Date (as defined herein), and (c) each Additional Purchaser shall become a party to the Transaction Agreements (as defined below), by executing and delivering a counterpart signature page to each of the Transaction Agreements. Exhibit A to this Agreement shall be updated to reflect the number of Additional Shares purchased at each such Closing and the parties purchasing such Additional Shares. All sales of Shares made at an Additional Closing shall be made on the terms and conditions set forth in this Agreement, the representations and warranties of the Company set forth in Section 2 hereof (and the Disclosure Schedule) shall speak as of the date of this Agreement and the Company shall have no obligation to update the Disclosure Schedule from the date of this Agreement, and each new Purchaser shall make the representations and warranties in Section 5 as of such Closing.
1.3.2    The Purchasers party hereto who are listed on Exhibit A under the section titled “Committed Closings” (the “Committed Closing Purchasers”) each agree to purchase at an Additional Closing (the “Committed Purchaser Additional Closing”), and the Company agrees to sell and issue to the Committed Closing Purchasers at such Committed Purchaser Additional Closing, the Shares set forth opposite their respective names on Exhibit A under the section titled “Committed Closings” (such number of shares, the “Committed Closing Shares” and such obligation, the “Committed Purchaser Obligation”). All sales of Shares made at the Committed Purchaser Additional Closing shall be made on the terms and conditions set forth in this Agreement, the representations and warranties of the Company set forth in Section 2 hereof (and the Disclosure Schedule) shall speak as of the date of this Agreement and the Company shall have no obligation to update the Disclosure Schedule from the date of this Agreement, and each Committed Closing Purchaser shall make the representations and warranties in Section 5 as of such Closing. In the event there is more than one closing, the term “Closing” shall apply to each such closing unless otherwise specified.
1.3.3    At or prior to the Committed Purchaser Additional Closing, the Company shall execute and deliver to the Committed Closing Purchasers, and each Committed

Closing Purchaser shall execute and deliver to the Company, a counterpart signature page to each of the Investors’ Rights Agreement, the Right of First Refusal and Co-Sale Agreement and the Voting Agreement.
1.3.4    Upon the execution of this Agreement by the Company and each of the Committed Closing Purchasers, this Agreement shall constitute a valid and binding obligation of such parties, enforceable by each against the others in accordance with its terms. Each of the Committed Closing Purchasers and the Company hereby further confirm, acknowledge and agree that failure of a Committed Closing Purchaser to purchase or of the Company to deliver the applicable Committed Closing Shares pursuant to the terms and conditions of this Agreement shall constitute a breach of this Agreement and that, upon such breach, the non-breaching party shall be entitled to seek any and all remedies available at law, including specific performance, or otherwise to enforce the terms of this Agreement and/or seek recovery of damages against the breaching party.
1.4    Entitlement to Purchase Additional Shares.
1.4.1    If, at any time on or before December 31, 2025, G42 Holding US LLC, a Delaware limited liability company (“G42”), or one or more of its subsidiaries or Affiliates, purchases by execution of a binding purchase order one or more HPC Clusters (or causes a third party to purchase one or more HPC Clusters) at the same price [***] set forth in Section 3(a) and with the same prepayment terms and conditions as set forth in Section 3(b) of the letter agreement by and between the Company and EPTH dated as of the date hereof (the “Side Letter”), respectively, (excluding (a) the [***] Condor, as defined in the Side Letter and (b) HPC Clusters already purchased by G42 under Purchase Order #2023-0001 dated September 13, 2023 for Condor Galaxy 1, Purchase Order #2023-0002 dated October 7, 2023 for Condor Galaxy 2, and Purchase Order #2024-0004 as restated on January 24, 2024 for Condor Galaxy 3) for a purchase price per order greater than $500 million and less than $5 billion in the aggregate (the “Purchase Option Threshold”), then the Company shall grant EPTH an option (a “Purchase Option”), exercisable in EPTH’s sole discretion, to purchase the number of shares of Series F-1 Preferred Stock or Alternative Securities or any equity securities issued pursuant to the Alternative Economic Position, as applicable, at a price per share that is seventeen and a half percent (17.5%) below the then-current Fair Market Value for such shares up to a total aggregate purchase price equal to ten percent (10%) of the value of the relevant purchaser order(s) pursuant to which such HPC Clusters were purchased. For the avoidance of doubt, (i) a purchase order of less than $500 million will not entitle EPTH to the rights contained in this Section 1.4, and (ii) purchase orders from a third party will only entitle EPTH to the Purchase Option if the third party does not have any pre-existing relationship with the Company or is not otherwise a potential customer of the Company that the Company has engaged with.
1.4.2    Within [***] of the Purchase Option Threshold being met, the Company shall provide written notice (the “Purchase Option Notice”) to EPTH detailing (a) the number of shares of Series F-1 Preferred Stock or Alternative Securities or any equity securities issued pursuant to the Alternative Economic Position, as applicable, which EPTH is entitled to purchase pursuant to Section 1.4.1, (b) the total aggregate purchase price for such shares, and (c) the calculations pursuant to which clauses (a) and (b) above were derived, including the then-current Fair Market Value of such shares. By written notice to the Company within [***] after the

Purchase Option Notice is delivered, EPTH may elect to purchase, at the price specified in the Purchase Option Notice, up to the total number of shares of Series F-1 Preferred Stock or Alternative Securities or any equity securities issued pursuant to the Alternative Economic Position, as applicable, as so indicated in the Purchase Option Notice (the “Purchase Option Election”). The timeline for the closing of any purchase of shares pursuant to the exercise of a Purchase Option shall be agreed as between the Company and EPTH but in all cases within 9 months of the date on which the Purchase Option Election was delivered by EPTH to the Company, subject to the receipt of CFIUS Approval to the extent not already received or otherwise deemed applicable for such additional purchase of shares.
1.5    Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.
“Action” means any action, suit, proceeding, arbitration, mediation, complaint, claim, charge or, to the Company’s knowledge, investigation, in each case, before any court, arbitrator, mediator or governmental body.
“Affiliate” means, with respect to any specified Person, such Person’s principal or any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such Person or such Person’s principal, including, without limitation, any general partner, managing member or partner, officer or director of such Person or such Person’s principal or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person or such Person’s principal (but, for the avoidance of doubt, excluding any portfolio companies under the management of such Persons, principals or venture capital funds). For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean the possession, directly or indirectly, of (a) the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, or (b) the power to elect or appoint at least 50% of the directors, managers, general partners, or persons exercising similar authority with respect to such Person.
“Alternative Economic Position” has the meaning given to such term in Section 6.1.5.
“Alternative Securities” has the meaning given to such term in Section 6.1.4.
“Board” means the Board of Directors of the Company.
“Burdensome Condition” has the meaning given to such term in Section 6.1.1.
“Business Day” means a weekday on which banks are open for general banking business in San Francisco, California.
“CFIUS” means the U.S. government’s Committee on Foreign Investment in the United States.

“CFIUS Approval” means: (a) following submission of a CFIUS Notice to CFIUS pursuant to 31 C.F.R. §§ 800.501(a) and 800.502 regarding the transactions contemplated by this Agreement, the parties shall have received written notice from CFIUS that it has completed its assessment, review or investigation (as applicable) of the transactions contemplated by this Agreement under Section 721, and determined that there are no unresolved national security concerns with respect to such transactions, and that action under Section 721 has been concluded with respect to the transactions contemplated by this Agreement; (b) written confirmation from CFIUS that the transactions contemplated by this Agreement are not a “covered transaction,” “covered investment,” or “covered real estate transaction” as those terms are defined in the Defense Production Act’s implementing regulations at 31 C.F.R. Parts 800-802, and therefore are not subject to review by CFIUS; or (c) CFIUS shall have sent a report to the President of the United States requesting the President’s decision regarding the transactions contemplated by this Agreement and either (i) the period under Section 721 during which the President may announce his decision to take action to suspend or prohibit the transactions contemplated by this Agreement shall have expired without any such action being threatened, announced or taken or (ii) the President shall have announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement.
“CFIUS Turndown” means CFIUS has informed the parties in writing that it has unresolved national security concerns with respect to the transactions contemplated by this Agreement and that it intends to refer the matter to the President of the United States unless the parties abandon the transactions contemplated by this Agreement.
“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated by the Internal Revenue Service thereunder.
“Company Intellectual Property” means Intellectual Property that is necessary to the conduct of the Company’s business as now conducted and as presently proposed to be conducted.
“Common Stock” means the common stock of the Company, $0.00001 par value per share.
“Conversion Shares” means the Common Stock issuable upon conversion of the Shares.
“Disclosure Schedule” means the Disclosure Schedule attached as Exhibit C to this Agreement.
“Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.
“EPTH” means Expansion Project Technologies Holding 8 SPV RSC Ltd. and its Affiliates.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“Fair Market Value” means the price per share equal to (a) the then most recent arms-length sale of the Company’s preferred stock (excluding the sale of Series F-1 Preferred Stock) primarily to non-current investors, which for clarity is, as of the date of this Agreement, $27.7448, or (b), in the case where the Company becomes publicly listed, the average market closing price per share over the previous 30-day period.
“Fall-Back Position” has the meaning given to such term in Section 6.1.4.
“Hazardous Substance” has the meaning given to such term in Section 2.22.
“HPC Cluster” means a high-performance computing cluster.
“Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights and processes.
“International Trade Laws” means any laws relating to (i) Sanctions; (ii) export control laws and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws; and (iii) laws pertaining to imports and customs, and any regulation, order, or directive promulgated, issued, or enforced pursuant to such laws.
“Investors’ Rights Agreement” means the Amended and Restated Investors’ Rights Agreement among the Company, the Purchasers and certain other stockholders of the Company, dated as of the date of the Initial Closing in the form of Exhibit D attached to this Agreement.
“Key Employees” means any officer of the Company.
“knowledge,” including the phrase “to the Company’s knowledge,” means the actual knowledge of any of the Company’s officers or Key Employees, after reasonable investigation.
“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition or results of operations of the Company.
“Material Agreement” has the meaning given to that term in Section 2.11.1.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control or any successor agency thereof.
“Outside Date” has the meaning given to that term in Section 6.3.
“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Preferred Stock” means the preferred stock of the Company, $0.00001 par value per share.
“Purchase Option Notice” has the meaning given to such term in Section 1.4.2.
“Purchase Option Threshold” has the meaning given to such term in Section 1.4.1.
“Purchaser” means each of the Purchasers who is a party to this Agreement.
“Right of First Refusal and Co-Sale Agreement” means the Amended and Restated Right of First Refusal and Co-Sale Agreement among the Company, the Purchasers, and certain other stockholders of the Company, dated as of the date of the Initial Closing in the form of Exhibit E attached to this Agreement.
“Sanctions” means economic or financial sanctions, requirements, or trade embargoes imposed, administered or enforced from time to time by relevant governmental agencies, including OFAC.
“Sanctioned Jurisdiction” means any jurisdiction which is a target of any territory-wide Sanctions by relevant governmental agencies, including OFAC.
“Sanctions Target” means any Person: (a) that is the subject or target of any Sanctions; (b) named in any Sanctions-related list maintained by any relevant governmental agency; (c) located, organized, or resident in a Sanctioned Jurisdiction; (d) 50% or more owned or controlled by any such Person or Persons described in the foregoing clauses (a)-(c).
“Section 721” means Section 721 of the U.S. Defense Production Act of 1950, as amended, and regulations that implement such provision.
“Series F-1 Preferred Stock” means the preferred stock to be offered and sold pursuant to this Agreement; provided however that in the event the Company consummates its initial public offering, references to Series F-1 Preferred Stock shall mean the Company’s common stock into which the Series F-1 Preferred Stock converts pursuant to the Amended and Restated Certificate of Incorporation.
“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder.
“Stock Plan” has the meaning given to that term in Section 2.2.3.
“Transaction Agreements” means this Agreement, the Investors’ Rights Agreement, the Right of First Refusal and Co-Sale Agreement and the Voting Agreement.
“Voting Agreement” means the Amended and Restated Voting Agreement among the Company, the Purchasers and certain other stockholders of the Company, dated as of the date of the Initial Closing in the form of Exhibit F attached to this Agreement.

2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to each Purchaser that, except as set forth on the Disclosure Schedule, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of this Agreement and shall be true and complete, in all material respects, at the Committed Purchaser Additional Closing, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Section 2, and the disclosures in any section of the Disclosure Schedule shall qualify other sections in this Section 2 to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections.
2.1    Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and corporate authority required (a) to carry on its business as presently conducted and as presently proposed to be conducted and (b) to execute, deliver and perform its obligations under the Transaction Agreements. The Company is duly qualified to transact business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.
2.2    Capitalization. The authorized equity capital of the Company consists, as of the date of this Agreement (unless otherwise noted), but assuming that the Restated Certificate has been filed with and accepted by the Secretary of State of the State of Delaware and is effective, of the following.
2.2.1    203,087,000 shares of Common Stock, (a) [***] shares of which are issued and outstanding immediately prior to the date of this Agreement, (b) 27,285,128 shares of which are issuable on conversion of shares of the Series F-1 Preferred Stock issuable hereunder, (c) 9,168,419 shares of which are issuable on conversion of shares of the Series F Preferred Stock issuable hereunder, (d) 14,916,649 shares of which are issuable on conversion of shares of the Series E Preferred Stock, (e) 4,943,849 shares of which are issuable on conversion of shares of the Series D Preferred Stock, (f) 7,264,680 shares of which are issuable on conversion of shares of the Series C Preferred Stock, (g) 9,076,079 shares of which are issuable on conversion of shares of the Series B Preferred Stock and (h) 31,731,394 shares of which are issuable on conversion of shares of the Series A Preferred Stock. All of the outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable and were issued in material compliance with all applicable federal and state securities laws.
2.2.2    104,386,199 shares of Preferred Stock, (a) 27,285,129 of which are designated as Series F-1 Preferred Stock, none of which are issued and outstanding immediately prior to the date of this Agreement, (b) 9,168,419 of which are designated as Series F Preferred Stock, 9,168,419 of which are issued and outstanding immediately prior to the date of this Agreement, (c) 14,916,649 of which are designated as Series E Preferred Stock,[14,848,436 of which are issued and outstanding immediately prior to the date of this Agreement, (d) 4,943,849 of which are designated as Series D Preferred Stock, all of which are issued and outstanding immediately prior to the date of this Agreement, (e) 7,264,680 of which are designated as Series C Preferred Stock, all of which are issued and outstanding immediately prior to the date of this Agreement, (f) 9,076,079 of which are designated as Series B Preferred Stock, all of which are issued and outstanding immediately prior to the date of this Agreement and (g) 31,731,394 of which are designated as Series A Preferred Stock, all of which are issued and outstanding immediately prior to the date of this Agreement. None of the rights, preferences and powers of, or the restrictions on, the Preferred Stock set forth in the Restated Certificate are prohibited by the General Corporation Law of the State of Delaware. Upon the date of this Agreement, each outstanding share of Preferred Stock will initially be convertible into one (1) share of Common Stock.
2.2.3    59,711,838 shares of Common Stock are subject to issuance to officers, directors, employees and consultants of the Company pursuant to the Company’s 2016 Equity Incentive Plan which has been duly adopted by the Board and approved by the Company stockholders (the “Stock Plan”). Of such shares of Common Stock reserved under the Stock Plan, 38,383,520 options to purchase shares have been granted and are currently outstanding, 1,516,408 restricted stock units have been granted and are currently outstanding, 19,199,210 shares have been issued pursuant to restricted stock purchase agreements or the exercise of options, and 612,700 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan.
2.2.4    There are no outstanding preemptive rights, options, warrants, conversion privileges or rights (including but not limited to rights of first refusal or similar rights), orally or in writing, to purchase or acquire any securities from the Company including, without limitation, any shares of Common Stock, or Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock or Preferred Stock, except for (a) the conversion privileges of the Preferred Stock pursuant to the terms of the Restated Certificate, (b) the rights provided in Section 4 of the Investors’ Rights Agreement, and (c) the securities and rights described in Section 2.2.3 of this Agreement. All outstanding shares of the Company’s Common Stock and all shares of the Company’s Common Stock underlying outstanding options are subject to (i) a right of first refusal in favor of the Company upon any proposed transfer (other than transfers for estate planning purposes); and (ii) a lock-up or market standoff agreement of not less than one hundred eighty (180) days following each public offering of securities of the Company pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act commencing with the initial public offering of the Company’s securities. No Person (A) has been granted full ratchet, formula adjustment, or any other type of, protection against dilution of their ownership interest in the Company, (B) has been granted rights to require the Company to repurchase any of the Company’s securities, (C) has been granted rights to receive the same or better rights in connection with any ownership interest in the Company as any other person or entity may receive either pursuant to this Agreement or at any time hereafter or (D) have been granted rights of redemption by the Company. No full ratchet, formula adjustment, or any other type of, protection against dilution of any ownership interest in the Company has been triggered, nor will be triggered by the transactions provided for in this Agreement.
2.2.5    To the Company’s knowledge, all elections and notices under Section 83(b) of the Code have been or will be timely filed by all individuals who have acquired unvested shares of the Company’s Common Stock.
2.2.6    None of the Company’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events. The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, re-pricing, or any other means. Except as may be set forth in the Restated Certificate, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.
2.2.7    No stock options, stock appreciation rights or other equity-based awards issued or granted by the Company are subject to the requirements of Section 409A of the Code. Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Company makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. No payment to be made under any 409A Plan is, or to the knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.
2.3    Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.
2.4    Authorization. All corporate action has been taken, or will be taken prior to the Closing, on the part of the Board and stockholders that is necessary for (a) adoption of the Restated Certificate, (b) the authorization, execution and delivery of the Transaction Agreements by the Company, (c) the performance by the Company of the obligations to be performed by the Company as of the date hereof under the Transaction Agreements and (d) the issuance of the Conversion Shares. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, and the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing, has been taken or will be taken prior to the Closing. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.
2.5    Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by a Purchaser. Based in part on the accuracy of the representations of the Purchasers in Section 3 of this Agreement and subject to the filings described in Section 2.6 below, the offer, sale and issuance of the Shares to be issued pursuant to and in conformity with the terms of this Agreement and the issuance of the Conversion Shares, if any, to be issued upon conversion thereof for no additional consideration and pursuant to the Restated Certificate, will be issued in compliance with all applicable federal and state securities laws. The Conversion Shares have been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Certificate, will be duly authorized, validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable federal and state securities laws and liens or encumbrances created by or imposed by a Purchaser. Based in part upon the representations of the Purchasers in Section 3 of this Agreement, and subject to Section 2.6 below, the Conversion Shares will be issued in compliance with all applicable federal and state securities laws.
2.6    Governmental Consents and Filings. Based in part on the accuracy of the representations made by the Purchasers in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the Company’s valid execution, delivery and performance of the Transaction Agreements except for (a) the filing of the Restated Certificate, which will have been filed as of the Initial Closing, (b) filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner, and (c) any filings required to be made pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder (the “HSR Act”), and any other law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.
2.7    Litigation. There is no Action pending, or to the Company’s knowledge, currently threatened (a) (i) against the Company or (ii) against any consultant, officer, director or Key Employee of the Company arising out of his or her consulting, employment or board relationship with the Company; (b) that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements; or (c) that could otherwise materially impact the Company. The foregoing includes, without limitation, Actions pending or overtly threatened involving the prior employment or consultancy of any of the Company’s consultants, employees, officers, directors, or Key Employees, their services provided in connection with the Company’s business. Neither the Company nor, to the Company’s knowledge, any of its consultants, officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government body (in the case of consultants, officers, directors or Key Employees, such as would affect the Company). There is no Action by the Company pending or that the Company intends to initiate.
2.8    Intellectual Property. The Company owns or possesses sufficient legal rights to all Intellectual Property used or held for use by the Company in the operation of the its business, including all Company Intellectual Property without any violation or infringement (or in the case of third-party patents, patent applications, trademarks, trademark applications, service marks, or service mark applications, without any violation or infringement known to the Company) of the rights of others, including prior employees or consultants, or academic institutions with which any of them may be affiliated now or may have been affiliated in the past. No product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any rights to Intellectual Property of any other party; except that with respect to third-party patents, patent applications, trademarks, trademark applications, service marks, or service mark applications the foregoing representation is made to the Company’s knowledge only. Other than with respect to commercially available software products under standard end-user object code license agreements, there is no outstanding option, license, agreement, claim, encumbrance or shared ownership interest of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other Person. The Company has not received any written communications alleging that the Company has violated or, by conducting its business, would violate any of the Intellectual Property of any other Person. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business. To the Company’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire), including prior employees or consultants, made prior to their employment by or consulting relationship with the Company, or academic institutions with which any of them may be affiliated now or may have been affiliated in the past. Each current and former employee and consultant has fully and validly assigned and transferred to the Company all Intellectual Property he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted and all rights to Intellectual Property that such employee or consultant solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with the Company that (a) relate, at the time of conception, reduction to practice, development, or making of such Intellectual Property right, to the Company’s business as then conducted or as then proposed to be conducted, (b) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or information or (c) resulted from the performance of services for the Company. Section 2.8 of the Disclosure Schedule lists all Company Intellectual Property that is registered with a governmental entity. The Company has not embedded any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement in a manner that would require (or purport to require) the distribution of the source code of such software or prohibit (or purport to prohibit) the Company from charging for the distribution or use of the software or otherwise limit such software’s use for commercial purposes. No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Company’ Intellectual Property. No Person who was involved in, or who contributed to, the creation or development of any Company’s Intellectual Property, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect Company’s rights in the Company’s Intellectual Property.
2.9    Confidential Information and Invention Assignment Agreements. Each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for the Purchasers. No current or former employee or consultant has excluded works or inventions from his or her assignment of inventions pursuant to such agreement. To the Company’s knowledge, no such employees or consultants is in violation thereof.

2.10    Compliance with Other Instruments. The Company is not in violation or default (a) of any provisions of the Restated Certificate or Bylaws, (b) of any judgment, order, writ or decree of any court or governmental entity, (c) under any agreement, instrument, contract, lease, note, indenture, mortgage or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or, (d) to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or default, or constitute, with or without the passage of time and giving of notice, either (i) a default under any such judgment, order, writ, decree, agreement, instrument, contract, lease, note, indenture, mortgage or purchase order or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any acceleration of benefits or obligations, with or without the passage of time and giving of notice, under any such judgment, order, writ, decree, agreement, instrument, contract, lease, note, indenture, mortgage or purchase order.
2.11    Agreements; Actions.
2.11.1    Except for the Transaction Agreements, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (a) obligations (contingent or otherwise) of, or payments to, the Company in excess of $[***], (b) the license of any Intellectual Property to or from the Company other than licenses with respect to commercially available software products under standard end-user object code license agreements or standard customer terms of service and privacy policies for Internet sites, (c) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person, or that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (d) indemnification by the Company with respect to infringements of proprietary rights other than standard customer or channel agreements (each, a “Material Agreement”). The Company is not in material breach of or default under any Material Agreement and, to the Company’s knowledge, there is no current claim or threat that the Company is or has been in material breach of or default under any Material Agreement. Each Material Agreement is in full force and effect and is enforceable by the Company in accordance with its respective terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) the effect of rules of law governing the availability of equitable remedies. To the Company’s knowledge, no other party to a Material Agreement is in material default thereunder or in actual or anticipated material breach thereof.
2.11.2    The Company has not (a) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (b) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $[***] or in excess of $[***] in the aggregate (other than indebtedness or liabilities that have already been fully satisfied), (c) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (d) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of Section 2.11.1 and this Section 2.11.2, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such Section.
2.11.3    The Company is not a guarantor or indemnitor of any indebtedness of any other Person.
2.12    Certain Transactions.
2.12.1    Other than (a) standard employee benefits generally made available to all employees, (b) standard director and officer indemnification agreements approved by the Board, and (c) the purchase of shares of the Company’s capital stock, the issuance of options to purchase shares of the Company’s Common Stock and the issuance of restricted stock units, in each instance, approved in the written minutes of the Board there is no agreement, understanding or proposed transaction between the Company and any of its officers, directors, consultants, Key Employees, members of the immediate families of the foregoing, or any Affiliate of any of the foregoing.
2.12.2    The Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Company’s officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or, to the Company’s knowledge, have any (a) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors or (b) direct or indirect ownership interest in any Person with which the Company is affiliated or with which the Company has a business relationship, or any Person that competes with the Company except that officers or employees or stockholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company.
2.13    Rights of Registration and Voting Rights. Except as provided in the Investors’ Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its securities (whether currently outstanding or to be issued in the future). To the Company’s knowledge, except as contemplated in the Voting Agreement, no stockholder of the Company has entered into any agreement with respect to the voting of capital shares of the Company.
2.14    Absence of Liens. The property and assets that the Company owns are owned free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the

Company is in compliance with such leases and, to the Company’s knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets.
2.15    Financial Statements. The Company has delivered to each Purchaser unaudited financial statements (including balance sheet, income statement and statement of cash flows (collectively, the “Financial Statements”) for the nine-month period ended September 30, 2023 (the “Balance Sheet Date”). The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject to normal year-end adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.
2.16    Changes. Since the Balance Sheet Date there has not been:
(a)    any material damage, destruction or loss, whether or not covered by insurance;
(b)    any waiver or compromise by the Company of a valuable right or of a material debt owed to it;
(c)    any satisfaction or discharge of any lien, claim, or encumbrance or payment of any material obligation by the Company;
(d)    any entry into, or change or amendment to, a material contract, agreement, or arrangement by which the Company or any of its assets is bound or subject;
(e)    any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;
(f)    any resignation or termination of employment of any officer or Key Employee of the Company;
(g)    any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;
(h)    any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary and customary course of its business;

(i)    any dividend, declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;
(j)    any sale, assignment, transfer, or exclusive license of any material Company Intellectual Property;
(k)    receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;
(l)    to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that would reasonably be expected to result in a Material Adverse Effect;
(m)    any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect; or
(n)    any arrangement or commitment by the Company to do any of the things described in this Section 2.16.
2.17    Employee Matters.
2.17.1    As of the date hereof, the Company employs 209 full-time employees and 1 part-time employee and engages 5 consultants or independent contractors. To the Company’s knowledge, none of its employees, consultants, or independent contractors is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such Person’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees, consultants, or independent contractors of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee, consultant, or independent contractor is now obligated.
2.17.2    To the Company’s knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee, nor does the Company have a present intention to terminate the employment of any of the foregoing. Each officer and Key Employee of the Company is currently devoting all of his or her business time to the conduct of the Company’s business. The Company is not aware that any of its officers and Key Employees is planning to work less than full-time for the Company in the future. The employment of each employee of the Company is terminable at the will of the Company. Except as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. The Company has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.
2.17.3    The Company has not made any representations regarding equity incentives or compensation to any officer, employees, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the Board, the representations set forth herein, or the Disclosure Schedule.
2.17.4    Section 2.17.4 of the Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to ERISA. The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.
2.17.5    The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge, threatened, nor is the Company aware of any labor organization activity involving its employees.
2.18    Tax Returns and Payments. There are no federal, state, county, local or foreign taxes due and payable by the Company which have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign taxes of the Company which are due, whether or not assessed or disputed (including with respect to the repayment of any employee retention credits under the Coronavirus Aid, Relief, and Economic Security Act). There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year. The Company has not elected pursuant to the Code, to be treated as an “S” corporation or a collapsible corporation pursuant to Section 1362(a). The Company has not made any other elections pursuant to the Code (other than elections which relate solely to matters of accounting, depreciation or amortization) that would have a material effect on the Company, its financial condition, its business as presently conducted or presently proposed to be conducted or any of its properties or material assets.
2.19    Insurance. The Company has in full force and effect fire and casualty insurance policies with extended coverage, in the amounts (and from the carriers) set forth in Section 2.19 of the Disclosure Schedule.
2.20    Permits. The Company has all material franchises, permits, licenses and any similar authority necessary for the conduct of its business. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.21    Corporate Documents. The Restated Certificate is the currently effective certificate of incorporation of the Company. The Bylaws of the Company are in the form provided to the Purchasers and their counsel. The copy of the minute books of the Company provided to the Purchasers and their counsel contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.
2.22    Environmental and Safety Laws. Except as would not reasonably be expected to have a Material Adverse Effect (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release or to the Company’s knowledge threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls or any equipment containing such chemical used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned, leased or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. There are no material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments arising out of or in connection with the Company’s business as now conducted and as proposed to be conducted.
2.23    Real Property Holding Corporation. The Company is not now and has never been a “United States real property holding corporation” as defined in the Code and any applicable regulations promulgated thereunder. The Company has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under such regulations.
2.24    Disclosure. No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to Purchasers at the Closing contains any untrue statement of a material fact or, to the Company’s knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. It is understood that this representation is qualified by the fact that the Company has not delivered to the Purchasers, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.
2.25    Foreign Corrupt Practices. Neither the Company nor to the Company’s knowledge, any of its directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices

Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither the Company nor any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. The Company further represents that it has maintained, and has caused each of its subsidiaries and affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law, and to ensure that all books and records of the Company accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. Neither the Company nor any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law (collectively, “Enforcement Action”).
2.26    Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), the Company is and has been in compliance with all applicable laws in all relevant jurisdictions, the Company’s privacy policies and the requirements of any contract or codes of conduct to which the Company is a party. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Company is and has been in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations.
2.27    International Trade Laws.
2.27.1    The Company and its subsidiaries currently are and, during the past five years have been, in material compliance with: (i) all applicable Sanctions imposed, administered or enforced from time to time by U.S. government agencies (including, but not limited to, OFAC, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, or any other relevant governmental entity; (ii) all applicable laws or regulations regarding the importation of goods, including those administered by Customs and Border Protection in the U.S. Department of Homeland Security (and any successor thereof) and any regulations, order, or directive promulgated, issued or enforced pursuant to such laws, or any other relevant governmental entity; and (iii) all applicable export control laws and regulations, including the Export Administration Regulations (15 C.F.R. §§ 730-774, as amended) and the International Traffic in Arms Regulations (22 C.F.R. §§ 120-130, as amended), or applicable export control laws issued by any other relevant governmental entity.
2.27.2    During the past five years, neither the Company nor any of its subsidiaries, nor any of their respective directors, officers or employees, nor, to the knowledge of the Company, any Person acting for, at the direction, or on behalf of any of them is a Sanctions Target. Without limiting the foregoing: (a) the Company and its subsidiaries have obtained all required export and import licenses and other approvals under applicable International Trade Laws, timely filed all required filings and has assigned the appropriate export and import classifications to all products, software and technologies, in each case as required for its exports and imports of products, software and technologies, in each case as required for its exports and imports of products, software and technologies from the United States and any other applicable jurisdiction, which, in each such case, the failure to satisfy any of the foregoing would have a Material Adverse Effect on the Company; (b) the Company and its subsidiaries are in material compliance with the terms of all applicable export and import licenses, classifications, filing requirements or other approvals required under International Trade Laws; (c) there are no pending or, to the knowledge of the Company, threatened claims in writing against the Company or its subsidiaries with respect to such exports, imports, classifications, required filings or other approvals; (d) to the Company’s knowledge, there are no pending investigations related to the Company’s or its subsidiaries’ exports or imports; (e) there are no actions, conditions, or circumstances pertaining to the Company’s or its subsidiaries export or import transactions that would reasonably be expected to give rise to any material future claims; and (f) neither the Company or its subsidiaries have made any voluntary disclosures to, or have been subject to any fines, penalties or Sanctions from, any governmental agency regarding past violations of International Trade Laws.
3.    REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS. Each Purchaser hereby represents and warrants to the Company, severally and not jointly, as follows.
3.1    Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which such Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.
3.2    Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

3.3    Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management. Nothing in this Section 3, including the foregoing sentence, limits or modifies the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchasers to rely thereon.
3.4    Restricted Securities. The Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Shares are “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares, or the Common Stock into which it may be converted, for resale except as set forth in the Investors’ Rights Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.
3.5    No Public Market. The Purchaser understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.
3.6    Legends. The Purchaser understands that the Shares and any securities issued in respect of or exchange for the Shares, may bear any one or more of the following legends: (a) any legend set forth in, or required by, the other Transaction Agreements; (b) any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate so legended; and (c) the following legend:
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”
3.7    Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.8    No General Solicitation. At no time (a) has the Purchaser or any of its officers, directors, employees or other agents, been presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale or purchase of the Shares, whether or not such advertising or solicitation was received directly from the Company or indirectly from a broker, finder or other person or entity, nor (b) has the Purchaser or any of its officers, directors, employees or other agents attended any public meeting or seminar concerning an investment in the Shares.
3.9    Exculpation Among Purchasers. The Purchaser acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. The Purchaser agrees that neither any Purchaser nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Shares.
3.10    Residence. If the Purchaser is an individual, then the Purchaser resides in the state or province identified in the address of the Purchaser set forth on Exhibit A; if the Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of the Purchaser in which its principal place of business is identified in the address or addresses of the Purchaser set forth on Exhibit A.
4.    CONDITIONS TO THE PURCHASERS’ OBLIGATIONS AT CLOSING. The obligations of each Purchaser to purchase Shares at a particular Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived, provided that upon the consummation of such Closing, all such conditions shall be deemed waived in writing.
4.1    Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and complete in all respects as of the date of this Agreement and, as to the Committed Purchaser Additional Closing, shall be true and complete, in all material respects, as of such Closing.
4.2    Performance. The Company shall have performed and complied with all material covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before such Closing.
4.3    Compliance Certificate. The President or Chief Executive Officer of the Company shall have delivered to the Purchasers at the Initial Closing a certificate certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.
4.4    Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall have been obtained and effective as of such Closing.
4.5    Opinions of Company Counsel. The Purchasers shall have received from Fenwick & West, LLP, counsel for the Company, an opinion, dated as of the Initial Closing, in the form attached hereto as Exhibit G.

4.6    Board of Directors. The authorized size of the Board shall be nine (9). As of the date of this Agreement, the Board shall be comprised of Andrew Feldman, Steve Vassallo, Eric Vishria, Brad Gerstner, Lior Susan and four (4) vacant seats.
4.7    Investors’ Rights Agreement. Each Purchaser (other than a Purchaser relying upon this condition to excuse such Purchaser’s performance hereunder) shall have executed and delivered a counterpart signature page to the Investors’ Rights Agreement.
4.8    Right of First Refusal and Co-Sale Agreement. Each Purchaser (other than a Purchaser relying upon this condition to excuse such Purchaser’s performance hereunder) shall have executed and delivered a counterpart signature page to the Right of First Refusal and Co Sale Agreement.
4.9    Voting Agreement. Each Purchaser (other than a Purchaser relying upon this condition to excuse such Purchaser’s performance hereunder) shall have executed and delivered a counterpart signature page to the Voting Agreement.
4.10    Restated Certificate. The Company shall have filed the Restated Certificate with the Secretary of State of Delaware on or prior to such Closing, which shall continue to be in full force and effect as of such Closing.
4.11    Secretary’s Certificate. The Secretary of the Company shall have delivered to the Purchasers at the Initial Closing a certificate certifying as to the truth and correctness of (a) the Restated Certificate; (b) the Bylaws of the Company; (c) resolutions of the Board approving the Restated Certificate, Transaction Agreements, and the transactions provided for therein, and any other necessary matters; and (d) resolutions of the stockholders of the Company approving the Restated Certificate and any other necessary matters.
4.12    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at such Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Purchaser, and each Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.
4.13    CFIUS. CFIUS Approval shall have been obtained and no Burdensome Condition shall have been required.
4.14    Antitrust Waiting Periods. With respect to the applicable Closing, to the extent required for a Purchaser, the Purchaser and the Company shall have filed the Notification and Report Forms with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) required by the HSR Act, and the applicable waiting period under the HSR Act shall have expired or terminated.
5.    CONDITIONS OF THE COMPANY’S OBLIGATIONS AT CLOSING. The obligations of the Company to sell Shares to each Purchaser at such Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions of such Purchaser, unless otherwise waived:
5.1    Representations and Warranties. The representations and warranties of such Purchaser contained in Section 3 shall be true and complete in all material respects as of such Closing.
5.2    Performance. Such Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before such Closing.
5.3    Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of such Closing.
5.4    Restated Certificate. The Secretary of State of the State of Delaware shall have filed the Restated Certificate as of such Closing.
5.5    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at such Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company and its counsel, and the Company (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested.
5.6    Voting Agreement. Each Purchaser and the other stockholders of the Company necessary to amend the Voting Agreement shall have executed and delivered a counterpart signature page to the Voting Agreement.
5.7    Investors’ Rights Agreement. Each Purchaser shall have executed and the other stockholders of the Company necessary to amend the Investors’ Rights Agreement shall have executed and delivered a counterpart signature page to the Investors’ Rights Agreement.
5.8    Right of First Refusal and Co-Sale Agreement. Each Purchaser and the other stockholders of the Company necessary to amend the Right of First Refusal and Co-Sale Agreement shall have executed and delivered a counterpart signature page to the Right of First Refusal and Co-Sale Agreement.
5.9    CFIUS. Solely as a condition for the Committed Closing Purchasers, CFIUS Approval shall have been obtained and no Burdensome Condition shall have been required.
5.10    Antitrust Waiting Periods. With respect to the Initial Closing and any Additional Closing, to the extent required for a Purchaser, the Purchaser and the Company shall have filed the Notification and Report Forms with the FTC and the DOJ required by the HSR Act, and the applicable waiting period under the HSR Act shall have expired or terminated.

6.    COVENANTS
6.1    CFIUS.
6.1.1    The Company, on the one hand, and EPTH, on the other hand, shall work together to, as promptly as practicable, complete governmental processes pursuant to Section 721 in connection with this Agreement. The Company and EPTH shall (i) as promptly as practicable jointly submit a draft written notice (“Draft CFIUS Notice”) to CFIUS and complete the consultation process contemplated by 31 C.F.R. § 800.501(g) with respect to the contemplated transaction; (ii) as promptly as practicable and, in any event, within [***] of CFIUS notification that the Draft CFIUS Notice meets the requirements of 31 C.F.R. § 800.502 and is, accordingly, complete, jointly file with CFIUS a final written notice (“CFIUS Notice”) as contemplated by 31 C.F.R. § 800.501(a); (iii) to the extent reasonably feasible and advisable, provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during the CFIUS process; (iv) promptly reply to questions from the other party or from CFIUS that are reasonable necessary to satisfy the conditions set forth in Sections 4.13 and 5.9; and (v) use their respective reasonable best efforts expeditiously and lawfully to satisfy the conditions set forth in Sections 4.13 and 5.9 and to prevent impediments to consummation of the contemplated transaction; provided, however, that neither the Company nor EPTH shall be required, based on a reasonable determination by the Company or EPTH, as applicable, to engage in any activities listed in (a) through (f) of this subsection (any such requirement, a “Burdensome Condition”) nor agree to any mitigation terms that would require the Company or EPTH, as applicable, to engage in such Burdensome Condition.
(a)    [***];
(b)    [***];
(c)    [***];
(d)    [***];
(e)    [***]; or
(f)    [***].
6.1.2    Each of EPTH and the Company shall promptly notify the other party of any communication it or any of its Affiliates receives from CFIUS relating to the matters that are the subject of this Agreement and permit the other Party to review in advance any proposed communication by such party to CFIUS. Subject to the requirements of applicable law, the parties to this Agreement will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and CFIUS or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.
6.1.3    EPTH shall pay [***] of all filing fees in connection with the submission of the CFIUS Notice, and the Company shall pay [***] of all filing fees in connection with the submission of the CFIUS Notice.

6.1.4    If, on or prior to the Outside Date, CFIUS Approval has not been obtained, or CFIUS Approval has been obtained but with the requirement of a Burdensome Condition, then the portion of (a) the Total Purchase Price as set forth on Exhibit A with respect to EPTH plus (b) the total aggregate purchase price in connection with the exercise of any Purchase Options pursuant to Section 1.4 that was unable to be used to acquire shares of Series F-1 Preferred Stock shall instead be applied to the acquisition of newly created non-voting securities (the “Alternative Securities”) of the Company by EPTH which, in all other respects, shall provide for the same rights and restrictions and shall rank pari passu with the Series F-1 Preferred Stock, and EPTH shall have the option, exercisable in its sole discretion, to convert the Alternative Securities into Series F-1 Preferred Stock, on a one-to-one basis, at any time, and without the payment of additional consideration, if at any point CFIUS Approval is obtained (whether in whole or in part) (the “Fall-Back Position”). The Alternative Securities shall be issued on the same terms and conditions as set forth in this Agreement. For the avoidance of any doubt, EPTH shall not be prevented from exercising its rights to purchase the Alternative Securities under this section or the Alternative Economic Position under Section 6.1.5, regardless of whether or not the termination rights under Section 6.3 are exercised.
6.1.5    If, in the course of reviewing the investment, CFIUS or the President of the United States takes any action that prevents implementation of the Fall-Back Position, the parties shall use reasonable best efforts to agree in good faith on a suitable economic solution which reflects the economic structure (i.e., pay-ins and pay-outs) that EPTH would otherwise have been entitled had EPTH been able to purchase the Alternative Securities pursuant to the terms and conditions of this Agreement (the “Alternative Economic Position”).
6.1.6    For the avoidance of doubt, should either the Fall-Back Position or Alternative Economic Position be implemented, EPTH shall be entitled to purchase additional Alternative Securities or any equity securities issued pursuant to the Alternative Economic Position pursuant to Section 1.4, as applicable.
6.2    Antitrust Clearances.
6.2.1    Subject to the terms and conditions of this Agreement and to the extent required for a Committed Closing Purchaser, such Committed Closing Purchaser and the Company shall (i) make any necessary filings, notices, petitions, statements, registrations, or submissions under the HSR Act or the antitrust laws of any governmental authority, provided that the parties shall make any filings required under the HSR Act as soon as reasonably practicable following the date of this Agreement; (ii) comply to the extent necessary with any request for information by any governmental authority in connection with this Agreement, including any request for additional information and documentary material by the FTC or the Antitrust Division of the DOJ under the HSR Act; and (iii) use their reasonable best efforts to resolve questions or objections, if any, as may be asserted by any governmental authority with respect to this Agreement under the antitrust laws and obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any governmental authority necessary, proper or advisable to obtain Regulatory Clearance of the transactions contemplated hereby. As used herein, “Regulatory Clearance” means the expiration or termination of (i) any applicable waiting period under the HSR Act relating to such Committed Closing Purchaser’s purchase of the Shares and any extensions thereof, or (ii) any timing agreements or legally binding commitments obtained by request or other action of the FTC and/or the DOJ, as applicable. Notwithstanding the foregoing, neither the Company nor EPTH shall be required, based on a reasonable determination by the Company or EPTH, as applicable, to engage in or agree to any Burdensome Condition.
6.2.2    In furtherance and not in limitation of the foregoing, to the extent required for a Committed Closing Purchaser, such Committed Closing Purchaser and the Company shall, unless prohibited by law, (i) promptly inform the other party of any communication from any governmental authority; (ii) consult and cooperate with, and consider in good faith the views of, one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under the antitrust laws of any governmental authority; (iii) promptly provide each other with copies of all written communications to or from any governmental authority; (iv) use good faith efforts to give each other reasonable advance notice of all meetings with any governmental authority; and (v) not participate independently in any meeting with a governmental authority without providing reasonable advance notice to the other party and an opportunity to attend and participate in such meeting. In addition, any party may, as it deems advisable and necessary, reasonably designate any confidential and competitively sensitive material provided to the other parties under this Section 6.2.2 as “Outside Counsel Only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.
6.2.3    EPTH shall pay [***] of all filing fees in connection with the filings contemplated by this Section 6.2, and the Company shall pay [***] of all filing fees in connection with the filings contemplated by this Section 6.2.
6.3    Termination. The Committed Purchaser Obligation may be terminated with respect to the Committed Closing Purchasers and the Company, and the Committed Purchaser Obligation contemplated hereby will be abandoned solely with respect to the Committed Closing Purchasers and the Company, at any time prior to the Committed Purchaser Additional Closing by either (i) the mutual written consent of the Company and EPTH; or (ii) by either the Company or EPTH without the consent of the other party if the Committed Purchaser Additional Closing shall not have been consummated on or before the date that is nine months after the date of this Agreement (the “Outside Date”); provided, however, that the right to terminate the Committed Purchaser Obligation under this Section 6.3 shall not be available to any Committed Closing Purchaser whose action or failure to act under this Agreement has been a principal cause of or resulted in the failure of the Committed Purchaser Additional Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement. Any termination pursuant to this Section 6.3 may be effected by the terminating party’s delivery of notice to the other party in the manner provided in Section 7.6. In the event of the termination of the Committed Purchaser Obligation pursuant to this Section 6.3, the obligations of the Committed Closing Purchasers and the Company to consummate the sale of Shares pursuant to the Committed Purchaser Obligation shall be terminated and forthwith become void and have no effect, without any liability on the part of the Committed Closing Purchasers or the Company or any of their respective directors, officers, partners, members or stockholders or other Affiliates or agents; provided, however, that no party shall be relieved or released from any liabilities for damages arising from any willful breach of the terms of this Agreement by such party occurring prior to such termination and provided further that the obligations described in Section 6.1.3 and 6.2.3 hereof shall survive any such termination.
7.    GENERAL PROVISIONS.
7.1    Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchasers or the Company.
7.2    Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
7.3    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.
7.4    Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
7.5    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
7.6    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Exhibit A, or to such address, email or facsimile number as subsequently modified by written notice given in accordance with this Section 7.6. If notice is given to the Company, it shall be sent to 1237 E Arques Ave, Sunnyvale, California 94085, marked “Attention: Chief Executive Officer”; and a copy (which shall not constitute notice) shall also be sent to Fenwick & West, LLP, Silicon Valley Center, 801 California Street, Mountain View, California 94041, Attn: Mark A. Leahy. If notice is given to the Purchasers, a copy (which shall not constitute notice) shall also be sent to Paul Hastings LLP, 100 Bishopsgate London, POST-LON EC2N 4AG United Kingdom, Attn: David Prowse. If no email or facsimile number is listed on Exhibit A for a party (or above in the case of the Company), notices and communications given or made by email or facsimile shall not be deemed effectively given to such party.
7.7    Press Release and Announcements.  No Purchaser may issue any press release or other public announcement relating to the subject matter of this Agreement or any of the Transaction Agreements or the transactions contemplated hereby or thereby (a “Press Release”) without the prior approval of the Company, and the Company may not issue any Press Release without the prior approval of EPTH or any Press Release naming any Purchaser without such Purchaser’s consent; except that, nothing in this Section 7.7 will preclude any party from making any disclosures necessary and proper in conjunction with the filing of any tax return or other document required to be filed or obtaining consents from any governmental authority. The Company and its Affiliates shall not disclose in any advertisement, press release, professional or trade publication, publicity or other manner the investment of any Purchaser contemplated by this Agreement, or use the name, logo, trademark, service mark or trade dress of any Purchaser or any of its respective Affiliates for any purpose, in each case without the prior written consent of such Purchaser.
7.8    No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.
7.9    Fees and Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.
7.10    Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
7.11    Amendments and Waivers. Except as set forth in Section 1.3 of this Agreement, any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the holders of at least a majority of the then-outstanding Shares (or Common Stock issued on conversion thereof); provided, that Additional Purchasers may become parties to this Agreement in accordance with Section 1.3 without any amendment of this Agreement or any consent or approval of any Purchaser. Any amendment or waiver effected in accordance with this Section 7.11 shall be binding upon the Purchasers and each transferee of the Shares (or the Common Stock issuable upon conversion thereof), each future holder of all such securities, and the Company.
7.12    Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.
7.13    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
7.14    Entire Agreement. This Agreement (including the Exhibits hereto), the Restated Certificate and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.
7.15    Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the federal or state courts located in the Northern District of California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal or state courts located in the Northern District of California, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that a party is not subject to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution based upon judgment or order of such court(s), that any suit, action or proceeding arising out of or based upon this Agreement commenced in the federal or state courts located in the Northern District of California is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Should any party commence a suit, action or other proceeding arising out of or based upon this Agreement in a forum other than the federal or state courts located in the Northern District of California, or should any party otherwise seek to transfer or dismiss such suit, action or proceeding from such court(s), that party shall indemnify and reimburse the other party for all legal costs and expenses incurred in enforcing this provision.
7.16    Waiver of Conflict of Interest. Each Purchaser and the Company is aware that Fenwick & West LLP (“F&W”) may have previously performed and may continue to perform certain legal services for certain of the Purchasers in matters unrelated to F&W’s representation of the Company. In connection with its Purchaser representation, F&W may have obtained confidential information of such Purchasers that could be material to F&W’s representation of the Company in connection with negotiation, execution and performance of this Agreement. In addition, an affiliate of F&W, may be investing as a Purchaser under the terms of this Agreement. By signing this Agreement, each Purchaser and the Company hereby acknowledges that the terms of this Agreement were negotiated between the Purchasers and the Company and are fair and reasonable and waives any potential conflict of interest arising out of such representation (including any future representation of such parties) or such possession of confidential information and consents to the investment by such affiliate of F&W. Each Purchaser and the Company further represents that it has had the opportunity to be, or has been, represented by independent counsel in giving the waivers contained in this Section 7.16.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Series F-1 Preferred Stock Purchase Agreement as of the date first written above.

COMPANY:

CEREBRAS SYSTEMS INC.

By:	/s/ Andrew Feldman
Name: Andrew Feldman
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Series F-1 Preferred Stock Purchase Agreement as of the date first written above.

PURCHASERS:

EXPANSION PROJECT TECHNOLOGIES HOLDING 8 SPV RSC LTD.

By:	/s/ Peng Xiao
Name: Peng Xiao
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Series F-1 Preferred Stock Purchase Agreement as of the date first written above.

PURCHASERS:

ALPHA WAVE VENTURES II, LP
By: Alpha Wave Ventures GP, Ltd its General Partner

By:	/s/ Cathy Weist
Name: Cathy Weist
Title: Authorized Signatory

IN WITNESS WHEREOF, the parties have executed this Series F-1 Preferred Stock Purchase Agreement as of the date first written above.

PURCHASERS:

ADVANCED MICRO DEVICES, INC.

By:	/s/ Ava M. Hahn
Name: Ava M. Hahn
Title: SVP, General Counsel and Corporate Secretary

IN WITNESS WHEREOF, the parties have executed this Series F-1 Preferred Stock Purchase Agreement as of the date first written above.

PURCHASERS:

QUALCOMM VENTURES LLC

By:	/s/ Adam Schwenker
Name: Adam Schwenker
Title: Authorized Signatory

IN WITNESS WHEREOF, the parties have executed this Series F-1 Preferred Stock Purchase Agreement as of the date first written above.

PURCHASERS:

ATREIDES FOUNDATION MASTER FUND LP

By: Atreides Foundation Fund GP, LLC, its
General Partner

By:	/s/ Laura Malone
Name: Laura Malone
Title: General Counsel & CCO

ATREIDES ARRAKIS MASTER FUND, LP

By: Atreides Arrakis Fund GP, LLC, its
General Partner

By:	/s/ Laura Malone
Name: Laura Malone
Title: General Counsel & CCO

IN WITNESS WHEREOF, the parties have executed this Series F-1 Preferred Stock Purchase Agreement as of the date first written above.

PURCHASERS:

VALOR R&D SERIES LLC – SERIES IQ

By:	/s/ Antonio Gracias
Name: Antonio Gracias
Title: Authorized Officer

IN WITNESS WHEREOF, the parties have executed this Series F-1 Preferred Stock Purchase Agreement as of the date first written above.

PURCHASERS:

EMERGING FUND, L.P.

By: VentureTech Alliance IV, LLC
Its General Partner

By:	/s/ Christy Hsin-Yi Chou
Name: Christy Hsin-Yi Chou
Title: Managing Member

LIST OF EXHIBITS

Exhibit		Document

Exhibit A	−	Schedule of Purchasers

Exhibit B	−	Form of Restated Certificate of Incorporation

Exhibit C	−	Disclosure Schedule

Exhibit D	−	Form of Investors’ Rights Agreement

Exhibit E	−	Form of Right of First Refusal and Co-Sale Agreement

Exhibit F	−	Form of Voting Agreement

Exhibit G	−	Form of Legal Opinion of Company Counsel

AMENDMENT TO SERIES F-1 PREFERRED STOCK PURCHASE AGREEMENT
This AMENDMENT TO SERIES F-1 PREFERRED STOCK PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of July 2, 2024 by and among Cerebras Systems Inc., a Delaware corporation (the “Company”), and the parties listed on the signature pages hereto as “Investors” (each hereinafter individually referred to as an “Investor” and collectively referred to as the “Investors”).
WHEREAS, the Company has previously authorized the sale and issuance of shares of its Series F-1 Preferred Stock (the “Series F-1 Preferred Stock”) pursuant to that certain Series F-1 Preferred Stock Purchase Agreement, dated as of May 30, 2024, by and among the Company and certain investors party thereto (the “Purchase Agreement”).
WHEREAS, the Company now wishes to increase the number of shares of Series F-1 Preferred Stock authorized for sale under the Purchase Agreement on the terms and conditions set forth herein.
WHEREAS, the parties hereto hold, or are committed to purchase, the number of shares of Series F-1 Stock necessary to amend the Purchase Agreement as contemplated by Section 7.11 thereof.
NOW, THEREFORE, the parties hereby agree as follows:
1.    Amendment to Purchase Agreement.
(a)    Section 1.3.1 of the Purchase Agreement is hereby amended as follows:
“1.3.1 At any time and from time to time on or after the Initial Closing (each, an “Additional Closing”), the Company may sell, on the same terms and conditions as those contained in this Agreement, up to 28,649,385, shares of Series F-1 Preferred Stock less any shares of Series F-1 Preferred Stock sold in the Initial Closing and any Additional Closings (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares) (the “Additional Shares”), to one or more purchasers reasonably acceptable to EPTH (the “Additional Purchasers”), provided that (a) at least 25,920,873 shares of Series F-1 Preferred Stock shall be reserved by the Company until the earlier of (i) the consummation of the Committed Purchaser Additional Closing (as defined below) or (ii) the termination of the Committed Purchaser Obligation (as defined below and as further set forth in Section 6.3 below), (b) each such subsequent sale is consummated prior to the Outside Date (as defined herein), and (c) each Additional Purchaser shall become a party to the Transaction Agreements (as defined below), by executing and delivering a counterpart signature page to each of the Transaction Agreements. Exhibit A to this Agreement shall be updated to reflect the number of Additional Shares purchased at each such Closing and the parties purchasing such Additional Shares. All sales of Shares made at an Additional Closing shall be made on the terms and conditions set forth in this Agreement, the representations and warranties of the Company set forth in Section 2 hereof (and the Disclosure Schedule) shall speak as of the date of this Agreement and the Company shall have no obligation to update the Disclosure Schedule from the date of this Agreement, and each new Purchaser shall make the representations and warranties in Section 5 as of such Closing.”
2.    Reference to and Effect on the Purchase Agreement. On and after the date hereof, each reference in the Purchase Agreement to “this Agreement”, “hereof,” “herein,” “hereto,” “herewith,” “hereunder” and any other words of similar import shall, unless otherwise stated, be construed to refer to the Purchase Agreement as amended by this Amendment. Except as expressly modified by this Amendment, all terms of the Purchase Agreement shall remain in full force and effect.

3.    Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
4.    Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of California, without giving effect to that body of laws pertaining to conflict of laws.
5.    Entire Agreement. This Amendment, together with (a) the Purchase Agreement as amended hereby and (b) the documents referred to in the Purchase Agreement, including all exhibits and schedules hereto and thereto (the “Ancillary Agreements”) constitute the entire agreement and understanding of the parties with respect to the subject matter hereof and thereof and supersede any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof and thereof. Except as modified by this Amendment, the Purchase Agreement and the Ancillary Agreements shall remain in full force and effect in all respects without any modification.
6.    Severability. In the event one or more of the provisions of this Amendment should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Amendment, and this Amendment shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this AMENDMENT TO SERIES F-1 PREFERRED STOCK PURCHASE AGREEMENT as of the date first written above.

THE COMPANY:

CEREBRAS SYSTEMS INC.

By:	/s/ Andrew Feldman
Name: Andrew Feldman
Title: Chief Executive Officer
[SIGNATURE PAGE TO CEREBRAS SYSTEMS INC. AMENDMENT TO SERIES F-1 PREFERRED STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this AMENDMENT TO SERIES F-1 PREFERRED STOCK PURCHASE AGREEMENT as of the date first written above.

INVESTORS:

ALPHA WAVE VENTURES II, LP

By:	/s/ Cathy Weist
Name: Cathy Weist
Title: Authorized Signatory

Date: 6/30/2024
[SIGNATURE PAGE TO CEREBRAS SYSTEMS INC. AMENDMENT TO SERIES F-1 PREFERRED STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this AMENDMENT TO SERIES F-1 PREFERRED STOCK PURCHASE AGREEMENT as of the date first written above.

INVESTORS:

EXPANSION PROJECT TECHNOLOGIES
HOLDING 8 SPV RSC LTD.

By:	/s/ Peng Xiao
Name: Peng Xiao
Title: Chief Executive Officer

Date: 7/2/2024
[SIGNATURE PAGE TO CEREBRAS SYSTEMS INC. AMENDMENT TO SERIES F-1 PREFERRED STOCK PURCHASE AGREEMENT]